CPFL ENERGIA S.A.
CNPJ n.º 02.429.144/0001-93 — NIRE n.º 35 300 186 133

ESTATUTO SOCIAL DA CPFL ENERGIA S.A .

CAPITULO I

DENOMINAÇÃO, OBJETO, SEDE E DURAÇÃO

Artigo 1º — A CPFL ENERGIA S.A. reger-se-á pelo presente Estatuto e pela legislação aplicável.

Artigo 2º — A Companhia tem por objeto social:

     (a) a promoção de empreendimentos no setor de geração, distribuição, transmissão e comercialização de energia elétrica e atividades correlatas;

     (b) a prestação de serviços em negócios de energia elétrica, telecomunicações e transmissão de dados, bem como a prestação de serviços de apoio técnico, operacional, administrativo e financeiro, especialmente a sociedades controladas e coligadas;

     (c) a participação no capital de outras sociedades que tenham atividades semelhantes às exercidas pela Companhia, notadamente sociedades cujo objeto seja promover, construir, instalar e explorar projetos de geração, distribuição, transmissão e comercialização de energia elétrica e serviços correlatos.

     Artigo 3º — A Companhia, com sede e foro na cidade de São Paulo, Estado de São Paulo, poderá abrir e extinguir filiais, sucursais, agências, escritórios ou representações em quaisquer pontos do território nacional ou no exterior, por deliberação do Conselho de Administração.

     Artigo 4º — O prazo de duração da Companhia é indeterminado.

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CAPITULO II

DO CAPITAL SOCIAL, DAS AÇÕES E DOS ACIONISTAS

Artigo 5º — O capital subscrito e realizado é de R$ 3.397.386.412,69 (Três bilhões, trezentos e noventa e sete milhões, trezentos e oitenta e seis mil, quatrocentos e doze reais e sessenta e nove centavos), dividido em 411.869.797 (Quatrocentas e onze milhões, oitocentas e sessenta e nove mil, setecentas e noventa e sete) ações ordinárias, escriturais, sem valor nominal.

     Parágrafo 1º — O capital social poderá ser aumentado, na forma do art. 168 da Lei nº 6.404/76, mediante a emissão de até novas 5.000.000.000 (cinco bilhões) de ações ordinárias.

     Parágrafo 2º — Até o limite do capital autorizado, poderão ser emitidas ações, debêntures conversíveis em ações ou bônus de subscrição por deliberação do Conselho de Administração, independentemente de reforma estatutária. Nos aumentos de capital por subscrição particular, o prazo para o exercício do direito de preferência não poderá ser inferior a 30 (trinta) dias. A critério do Conselho de Administração, fica autorizada a emissão, que poderá ser realizada sem direito de preferência para os acionistas ou com redução do prazo para o exercício do direito de preferência, de ações, debêntures conversíveis em ações ou bônus de subscrição, cuja colocação seja feita mediante venda em bolsa de valores ou subscrição pública ou permuta por ações em oferta pública de aquisição de controle, nos termos do art. 172 da Lei 6.404/76. Nas emissões de ações, debêntures conversíveis em ações ou bônus de subscrição destinadas à subscrição pública ou particular, a Diretoria, mediante aviso publicado na imprensa, comunicará aos acionistas a deliberação do Conselho de Administração em aumentar o capital social, informando todas as características e condições da emissão e o prazo para o exercício do direito de preferência, se houver.

     Parágrafo 3º — Competirá ao Conselho de Administração fixar o preço e o número de ações a serem subscritas, bem como o prazo e condições de subscrição e

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integralização, exceção feita à integralização em bens, que dependerá da aprovação da Assembléia Geral, na forma da Lei.

     Parágrafo 4º — As integralizações serão efetivadas à vista.

     Parágrafo 5º — O acionista que não integralizar as ações subscritas, na forma do boletim de subscrição ou da chamada, ficará constituído, de pleno direito, em mora, devendo pagar à Companhia juros de 1% (um por cento) ao mês ou fração, contados do 1º (primeiro) dia do não cumprimento da obrigação, correção monetária na forma admitida em lei mais multa equivalente a 10% (dez por cento) do valor em atraso e não integralizado.

     Parágrafo 6º — Por deliberação do Conselho de Administração, a Companhia poderá adquirir ações de sua própria emissão para efeito de cancelamento ou permanência em tesouraria, determinar a sua revenda ou recolocação no mercado, observadas as normas expedidas pela Comissão de Valores Mobiliários — CVM e demais disposições legais aplicáveis.

     Parágrafo 7º — As ações são indivisíveis perante a Companhia e cada ação terá direito a 01 (um) voto nas Assembléias Gerais.

     Parágrafo 8º — A Companhia, por deliberação do Conselho de Administração, contratará serviços de ações escriturais com instituição financeira autorizada pela Comissão de Valores Mobiliários a manter esse serviço.

Artigo 6º — Dentro do limite do capital autorizado, a Companhia poderá outorgar opção de compra de ações a seus administradores e empregados, ou a pessoas naturais que prestem serviços à Companhia ou a sociedades controladas pela Companhia, sem direito de preferência para os acionistas, com base em planos aprovados pela Assembléia Geral.

Artigo 7º — A Companhia poderá emitir debêntures, conversíveis ou não em ações, que conferirão aos seus titulares direito de crédito contra ela, nas condições que, por proposta

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do Conselho de Administração, forem aprovadas pela Assembléia Geral. Nas emissões de debêntures conversíveis em ações, será aplicável a regra do § 2º do artigo 5º, in fine.

     Parágrafo Único — Nos termos do disposto no § 1º do artigo 59 da Lei nº 6.404/76, o Conselho de Administração poderá deliberar sobre a emissão de debêntures simples, não conversíveis em ações e sem garantia real.

     Artigo 8º — É vedado à Companhia emitir ações preferenciais ou partes beneficiárias.

CAPITULO III

DOS ÓRGÃOS DA SOCIEDADE

Artigo 9º — São órgãos da Companhia:

I — a Assembléia Geral;

II — o Conselho de Administração;

III — a Diretoria Executiva;

IV — o Conselho Fiscal.

SEÇÃO I

Da Assembléia Geral

Artigo 10 — A Assembléia Geral reunir-se-á ordinariamente até o dia 30 de abril de cada ano, na forma da lei, a fim de:

a)	tomar as contas dos administradores, relativas ao último exercício social;

b)	examinar, discutir e votar as demonstrações financeiras, instruídas com parecer do Conselho Fiscal;

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c)	deliberar sobre a destinação do lucro líquido do exercício e a distribuição dos dividendos;

d)	eleger os membros do Conselho Fiscal, efetivos e suplentes;

e)	eleger os membros do Conselho de Administração; e

f)	fixar os honorários globais dos membros do Conselho de Administração e da Diretoria, bem como os honorários do Conselho Fiscal.

Artigo 11 — A Assembléia Geral reunir-se-á extraordinariamente sempre que convocada pelo Conselho de Administração, pelo Conselho Fiscal, ou por acionistas, na forma da lei.

     Parágrafo Único — Além das matérias que são de sua competência previstas em lei e no presente Estatuto, competirá também à Assembléia Geral Extraordinária aprovar:

a)	o cancelamento do registro de Companhia Aberta perante a Comissão de Valores Mobiliários;

b)	a saída do Novo Mercado (“Novo Mercado”) da Bolsa de Valores de São Paulo (Bovespa);

c)	a escolha de empresa especializada responsável pela determinação do valor econômico da Companhia para fins das ofertas públicas previstas nos Capítulos VII e VIII deste Estatuto Social, dentre uma lista tríplice de empresas apontadas pelo Conselho de Administração.

d)	planos para outorga de opção de compra de ações a administradores e empregados da Companhia e de outras sociedades que sejam controladas direta ou indiretamente pela Companhia, sem direito de preferência dos acionistas.

Artigo 12 — As Assembléias Gerais serão presididas pelo Presidente do Conselho de Administração, ou pelo seu substituto, que escolherá o Secretário.

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Artigo 13 — Os acionistas poderão fazer-se representar nas Assembléias Gerais por procurador, constituído na forma do § 1º do art. 126 da Lei nº 6404/76, desde que o instrumento de procuração tenha sido depositado na sede social até 24 (vinte e quatro) horas antes da hora marcada para a realização da Assembléia Geral.

SEÇÃO II

Do Conselho de Administração

Artigo 14 — O Conselho de Administração será constituído por um mínimo de 12 (doze) e um máximo de 14 (quatorze) membros, todos acionistas, eleitos pela Assembléia Geral.

     Parágrafo 1º — O Conselho de Administração terá um Presidente e um Vice-Presidente, eleitos por seus membros na primeira reunião que ocorrer após a eleição dos conselheiros.

     Parágrafo 2º — A Assembléia Geral poderá eleger suplentes para o Conselho de Administração que substituirão o conselheiro titular (ou conselheiros titulares) a que estiver(em) vinculado(s), em sua(s) ausência(s) ou impedimento(s) ocasional(is).

Artigo 15 — Os membros do Conselho de Administração terão mandato unificado de 1 (um) ano, admitida a reeleição.

     Parágrafo Único — Terminado o prazo do mandato, os membros do Conselho de Administração permanecerão nos cargos até a posse dos sucessores.

Artigo 16 — Os membros do Conselho de Administração serão investidos nos respectivos cargos mediante assinatura de termo de posse, lavrado no livro de atas do Conselho de Administração, bem como de termo de anuência ao contrato de participação no Novo Mercado da Bolsa de Valores de São Paulo celebrado pela Companhia, pelo qual se comprometerão a cumprir as regras ali constantes, quando da adesão da Companhia ao Novo Mercado.

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Artigo 17 — Ocorrendo vaga no Conselho de Administração, o preenchimento se dará na forma da Lei, observadas as disposições de Acordos de Acionistas arquivados na sede social.

     Parágrafo 1º — O Presidente do Conselho de Administração será substituído, nos seus impedimentos temporários, pelo Vice-Presidente ou, na falta deste, por outro Conselheiro por ele indicado e, não havendo indicação, por escolha dos demais membros do Conselho.

     Parágrafo 2º — No caso de vaga do cargo de Presidente do Conselho, assumirá o Vice-Presidente, que permanecerá no cargo até que o Conselho escolha o seu novo titular, exercendo o substituto o mandato pelo prazo restante.

Artigo 18 — Compete ao Conselho de Administração:

a)	eleger o Diretor-Presidente e os demais Diretores, podendo destituí-los a qualquer tempo, fixando a remuneração mensal individual, respeitada a verba global estabelecida pela Assembléia Geral;

b)	fixar a orientação geral dos negócios da Companhia, aprovando previamente suas políticas empresariais, projetos, orçamentos anuais e plano qüinqüenal de negócios, bem como suas revisões anuais;

c)	fiscalizar a gestão dos Diretores, examinando, a qualquer tempo, as atas, livros e papéis da Companhia, solicitando, através do Presidente, informações sobre contratos celebrados, ou em vias de celebração, e quaisquer outros atos;

d)	convocar a Assembléia Geral, quando julgar conveniente, ou nos casos em que a convocação é determinada pela lei ou por este Estatuto;

e)	manifestar-se sobre o Relatório da Administração, as contas da Diretoria e as demonstrações financeiras, definir a política de dividendos e propor à Assembléia Geral a destinação do lucro líquido de cada exercício;

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f)	aprovar a contratação de instituição depositária prestadora dos serviços de ações escriturais;

g)	deliberar sobre aumento de capital e preço de emissão de ações da Companhia e bônus de subscrição, de conformidade com o disposto neste Estatuto Social;

h)	deliberar sobre as condições e oportunidade de emissão de debêntures previstas nos incisos VI a VIII do Artigo 59 da Lei nº 6.404/76, conforme disposto no § 1º do mesmo artigo;

i)	deliberar sobre as condições de emissão de notas promissórias destinadas à distribuição pública, nos termos da legislação em vigor;

j)	deliberar sobre a seleção e/ou destituição dos auditores externos da Companhia;

k)	deliberar sobre a contratação de empréstimo ou assunção de dívida que resulte no endividamento da Companhia além dos limites previstos no orçamento anual ou no plano qüinqüenal;

l)	definir lista tríplice de empresas especializadas para determinação do valor econômico da Companhia para fins das ofertas públicas previstas nos Capítulos VII e VIII deste Estatuto Social;

m)	deliberar sobre a aquisição, alienação ou oneração de qualquer ativo fixo de valor igual ou superior a R$ 20.000.000,00 (vinte milhões de reais);

n)	autorizar a aquisição de ações de emissão da própria Companhia, para efeito de cancelamento ou permanência em tesouraria;

o)	autorizar prévia e expressamente a celebração de contratos pela Companhia com acionistas ou com pessoas por eles controladas ou a eles coligadas ou relacionadas, direta ou indiretamente, de valor superior a R$ 5.000.000,00 (cinco milhões de reais);

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p)	aprovar prévia e expressamente a celebração de contratos de qualquer natureza de valor global superior a R$ 20.000.000,00 (vinte milhões de reais), ainda que se refira a despesas previstas no orçamento anual ou no plano qüinqüenal de negócios;

q)	pronunciar-se sobre os assuntos que a Diretoria lhe apresente para sua deliberação ou para serem submetidos à Assembléia Geral;

r)	deliberar sobre a constituição e extinção de controladas e a aquisição ou alienação de participações em outras sociedades;

s)	deliberar sobre qualquer alteração na política de recursos humanos da Companhia que possa impactar substancialmente nos custos;

t)	avocar, a qualquer tempo, o exame de qualquer assunto referente aos negócios da Companhia, ainda que não compreendido na enumeração deste artigo, e sobre ele proferir decisão a ser obrigatoriamente executada pela Diretoria;

u)	a constituição de qualquer espécie de garantia pela Companhia, em negócios que digam respeito a seus interesses e atividades, de valor igual ou superior a R$ 20.000.000,00 (vinte milhões de reais) ou a constituição de garantia pela Companhia em benefício ou em favor de terceiros, de qualquer valor; 1

v)	declarar dividendos à conta de lucro apurado em balanços semestrais ou em períodos menores, à conta de lucros acumulados ou de reservas de lucros existentes, nos termos da legislação em vigor, bem como declarar juros sobre capital próprio;

w)	deliberar sobre a criação de Comitês para assessorá-lo nas deliberações de assuntos específicos de sua competência;

x)	aprovar o regimento interno do Conselho de Administração e de Comitês que sejam criados;

1	Redação alterada na AGO/E realizada em 30.04.2004

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y)	aprovar e submeter à Assembléia Geral proposta de plano para a outorga de opção de compra de ações aos administradores e empregados da Companhia e de outras sociedades que sejam controladas direta ou indiretamente pela Companhia;

z)	aprovar previamente alteração em contrato de concessão firmado pela Companhia ou controlada;

aa)	aprovar o calendário anual de eventos da Companhia, na forma do Regulamento do Novo Mercado da Bolsa de Valores de São Paulo;

ab)	exercer os demais poderes que lhe sejam atribuídos por lei e pelo presente Estatuto e

ac)	resolver os casos omissos neste Estatuto e exercer outras atribuições que a lei, ou este Estatuto, não confira a outro órgão da Companhia.

     Parágrafo 1º — As reuniões do Conselho de Administração ocorrerão ao menos uma vez por mês, podendo, entretanto, ser realizadas com maior freqüência, caso o Presidente do Conselho de Administração assim solicite, por iniciativa própria ou mediante provocação de qualquer membro, deliberando validamente com a presença da maioria dos conselheiros (dentre eles, obrigatoriamente, o Presidente ou o Vice-Presidente) e pelo voto da maioria dos presentes.

     Parágrafo 2º — As reuniões do Conselho de Administração serão convocadas com 10 (dez) dias de antecedência por comunicação enviada pelo Presidente do Conselho de Administração, com a indicação das matérias a serem tratadas e acompanhadas dos documentos de apoio porventura necessários.

     Parágrafo 3º — Em caso de manifesta urgência, as reuniões do Conselho de Administração poderão ser convocadas em prazo inferior ao mencionado no parágrafo 2º acima.

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     Parágrafo 4º — No caso de empate na votação, o Presidente do Conselho de Administração e, na sua ausência, o Vice-Presidente, terá, além do voto comum, o de qualidade.

     Parágrafo 5º — A presença de todos os membros permitirá a realização de reuniões do Conselho de Administração independentemente de convocação.

     Parágrafo 6º — Caso não haja quorum de instalação em primeira convocação, o Presidente deverá convocar nova reunião do Conselho de Administração, a qual poderá instalar-se, em segunda convocação — a ser feita com pelo menos 7 (sete) dias de antecedência —, com qualquer número. A matéria que não estiver na ordem do dia da reunião original do Conselho de Administração não poderá ser apreciada em segunda convocação, salvo se presentes todos os conselheiros e os mesmos concordarem expressamente com a nova ordem do dia.

SEÇÃO III

Da Diretoria Executiva

Artigo 19 — A Diretoria compor-se-á de seis membros, sendo um Diretor Presidente, um Diretor Vice-Presidente de Estratégia e Regulação, um Diretor Vice-Presidente Financeiro, que acumulará as funções de Diretor de Relações com Investidores, um Diretor Vice-Presidente de Gestão de Energia, um Diretor Vice-Presidente de Distribuição e um Diretor Vice-Presidente de Geração.

     Parágrafo Único — Compete:

a) Ao Diretor Presidente, dirigir todos os negócios e a administração geral da Companhia e exercer as demais atribuições que lhe foram conferidas por este Estatuto, pelo Conselho de Administração e, ainda, privativamente:

     (i) convocar e presidir as reuniões da Diretoria;

     (ii) conceder licença aos membros da Diretoria e indicar-lhes substitutos;

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     (iii) dirigir a administração e gestão dos negócios sociais, superintendendo e orientando os trabalhos dos demais Diretores;

     (iv) propor ao Conselho de Administração as áreas de atuação de cada Diretor;

     (v) tomar decisões de caráter de urgência de competência da Diretoria, “ad referendum” desta;

     (vi) representar a Companhia em assembléias gerais de acionistas e/ou de quotistas de sociedades da qual a Companhia faça parte, ou indicar um Diretor ou procurador para fazê-lo ;

     (vii) receber citação inicial e representar a Companhia em Juízo ou fora dele, ou indicar um Diretor para fazê-lo;

b) Ao Diretor Vice-Presidente de Estratégia e de Regulação , dirigir e liderar o desenvolvimento da estratégia corporativa da companhia, coordenando os processos de planejamento empresarial e de gestão regulatória, incluindo o acompanhamento das atualizações de regulamentação do setor elétrico; compete-lhe ainda avaliar o potencial bem como planejar o desenvolvimento de novos negócios de geração e distribuição de energia elétrica e atividades correlatas ou complementares;

c) Ao Diretor Vice-Presidente Financeiro, dirigir e liderar a administração e gestão das atividades financeiras da companhia e suas controladas, incluindo a análise de investimentos e definição dos limites de exposição a risco, propositura e contratação de empréstimos e financiamentos, operações de tesouraria, planejamento e controle financeiro e tributário, e a gestão das atividades inerentes à Contabilidade da companhia e de suas controladas; competindo-lhe, ainda, desempenhar as funções de representantes da companhia em suas relações com investidores e o mercado de capitais;

d) Ao Diretor Vice-Presidente de Gestão de Energia, dirigir as operações de comercialização de energia da companhia, planejando e realizando as atividades de

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compra e venda de energia, com observância de adequada gestão de risco; desenvolver e oferecer serviços de valor agregado para grandes clientes;

e) Ao Diretor Vice-Presidente de Distribuição, dirigir o negócio de distribuição de energia elétrica, aprovar a elaboração e aplicação das políticas e procedimentos de atendimento técnico e comercial aos consumidores, responder pelo planejamento, operação e manutenção do sistema elétrico, engenharia e gestão de ativos da companhia e suas controladas, observados os padrões adequados de rentabilidade empresarial e os padrões de qualidade definidos pelo Poder Concedente; competindo-lhe, ainda, propor e gerir os investimentos relacionados com o negócio de distribuição de energia; e

f) Ao Diretor Vice-Presidente de Geração, dirigir o negócio de geração de energia elétrica, respondendo pelas operações das companhias controladas e coligadas que atuam nessa área; propor, examinar, avaliar, planejar e implantar novos projetos e investimentos na geração de energia, em harmonia com o planejamento estratégico da companhia e suas controladas.

Artigo 20 — O mandato dos membros da Diretoria será de 3 (três) anos, admitida reeleição.

     Parágrafo Único — Terminado o prazo do mandato, os membros da Diretoria permanecerão nos cargos até a posse dos sucessores.

Artigo 21 — Os membros da Diretoria serão investidos nos respectivos cargos mediante assinatura de termo de posse, lavrado no livro de atas das reuniões da Diretoria, bem como de termo de anuência ao contrato de participação no Novo Mercado da Bolsa de Valores de São Paulo celebrado pela Companhia, pelo qual se comprometerão a cumprir as regras ali constantes, quando da adesão da Companhia ao Novo Mercado.

Artigo 22 — Na hipótese de vagar um dos cargos de Diretor, caberá ao Diretor-Presidente indicar, dentre os demais Diretores, a quem competirá acumular as funções correspondentes ao cargo vago, até a eleição do substituto pelo Conselho de Administração. Em caso de vaga no cargo de Diretor-Presidente, competirá ao

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Presidente do Conselho de Administração — ou, no impedimento deste, ao Diretor Vice- Presidente- Financeiro — exercer as suas funções até a eleição do substituto.

     Parágrafo 1º — O Diretor-Presidente, nos seus impedimentos temporários, será substituído por outro diretor a ser designado pelo Conselho de Administração.

     Parágrafo 2º — Em caso de ausência ou impedimento temporário, os demais Diretores serão substituídos por outro Diretor da Companhia, indicado pelo Diretor-Presidente.
Artigo 23 — Compete à Diretoria:

     I — Praticar todos os atos necessários ao funcionamento regular da Companhia;

     II — Submeter ao Conselho de Administração as Políticas e Estratégias da Companhia;

     III — Submeter ao Conselho de Administração proposta de aumento de capital e de reforma do Estatuto Social;

     IV — Recomendar ao Conselho de Administração a aquisição, alienação ou oneração de bens, móveis ou imóveis, a constituição de ônus reais e a prestação de garantias em operações de interesse da Companhia;

     V – Propor ao Conselho de Administração um calendário anual, informando sobre eventos corporativos programados e contendo no mínimo as informações constantes do Regulamento do Novo Mercado da Bolsa de Valores de São Paulo; 2

     VI- Propor ao Conselho de Administração o plano qüinqüenal, bem como suas revisões anuais e o orçamento anual.

Artigo 24 — A Diretoria reunir-se-á por convocação do Diretor-Presidente, com a presença da maioria de seus membros.

2 Redação alterada na AGO/E realizada em 30.04.2004

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     Parágrafo Único — As decisões da Diretoria tomar-se-ão por maioria de votos dos membros presentes, cabendo ao Diretor-Presidente, em caso de empate, o voto de qualidade.

Artigo 25 — Todos os atos, contratos ou documentos que impliquem responsabilidade para a Companhia, ou desonerem terceiros de responsabilidade ou obrigações para com a Companhia deverão, sob pena de não produzirem efeitos contra a mesma, ser assinados (i) por 2 (dois) Diretores; (ii) por um único Diretor, desde que previamente autorizado pelo Conselho de Administração; (iii) por um Diretor em conjunto com um procurador ou (iv) por dois procuradores.

     Parágrafo 1º — As procurações outorgadas pela Companhia deverão (i) ser assinadas por 2 (dois) Diretores, sendo um o Diretor Presidente; (ii) especificar expressamente os poderes conferidos; e (iii) conter prazo de validade limitado a no máximo 1 (um) ano, com exceção das procurações “ad judicia”, que poderão ser por prazo indeterminado.

     Parágrafo 2º — Ressalvado o disposto neste Estatuto, a Companhia poderá ser representada por um único Diretor ou procurador (i) na prática de atos de simples rotina administrativa, inclusive os praticados perante repartições públicas em geral, autarquias, empresas públicas, sociedades de economia mista, Junta Comercial, Justiça do Trabalho, INSS, FGTS e seus bancos arrecadadores, (ii) junto a concessionárias ou permissionárias de serviços públicos, em atos que não importem em assunção de obrigações ou na desoneração de obrigações de terceiros, (iii) para preservação de seus direitos em processos administrativos ou de qualquer outra natureza, e no cumprimento de suas obrigações fiscais, trabalhistas ou previdenciárias, (iv) no endosso de títulos para efeitos de cobrança ou depósito em contas bancárias da Companhia e (v) para fins de recebimento de intimações, citações, notificações ou interpelações, ou ainda para representação da Companhia em Juízo.

     Parágrafo 3º — É vedado aos Diretores e procuradores praticar atos estranhos ao objeto social, bem como, sem o prévio e expresso consentimento do Conselho de Administração, prestar garantias e/ou assumir obrigações em benefício ou em favor de

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terceiros, sendo ineficazes em relação à Companhia os atos praticados em violação ao estabelecido neste dispositivo.

Artigo 26 — Compete a qualquer membro da Diretoria, além de exercer os poderes e atribuições conferidos pelo presente Estatuto, cumprir outras funções que vierem a ser fixadas pelo Conselho de Administração.

Artigo 27 — O Diretor-Presidente poderá afastar qualquer membro da Diretoria, devendo informar a sua decisão e os motivos que a fundamentam e a formalização da demissão ocorrerá na próxima reunião do Conselho de Administração. As funções do Diretor afastado serão, até a nomeação do substituto, desempenhadas pelo Diretor designado pelo Diretor-Presidente.

SEÇÃO IV

Do Conselho Fiscal

Artigo 28 — O Conselho Fiscal, obedecidas as disposições legais, compor-se-á de 3 (três) a 5 (cinco) membros efetivos e igual número de suplentes, com mandato até a Assembléia Geral Ordinária seguinte à de sua eleição, podendo ser reeleitos.

     Parágrafo 1º — Os membros do Conselho Fiscal serão investidos nos respectivos cargos mediante assinatura de termo de posse, lavrado no livro de atas das reuniões do Conselho Fiscal, bem como de termo de anuência ao contrato de participação no Novo Mercado da Bolsa de Valores de São Paulo celebrado pela Companhia, pelo qual se comprometerão a cumprir as regras ali constantes, quando da adesão da Companhia ao Novo Mercado.

     Parágrafo 2º — Os honorários dos membros do Conselho Fiscal serão fixados pela Assembléia Geral Ordinária.

     Parágrafo 3º — As atribuições do Conselho Fiscal são as fixadas em lei e seu funcionamento será permanente.

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CAPITULO IV

DO EXERCÍCIO SOCIAL

Artigo 29 — O exercício social terminará em 31 de dezembro de cada ano, quando serão elaboradas as demonstrações financeiras do exercício, observado que serão também elaboradas demonstrações financeiras a cada trimestre, excetuado o último de cada ano. Todas as demonstrações financeiras deverão incluir a demonstração dos fluxos de caixa da Companhia, a qual indicará, no mínimo, as alterações ocorridas no saldo de caixa e equivalentes de caixa, segregadas em fluxos das operações, dos financiamentos e dos investimentos. As demonstrações financeiras do exercício social serão, após manifestação dos Conselhos de Administração e Fiscal, submetidas à Assembléia Geral Ordinária, juntamente com proposta de destinação do resultado do exercício.

     Parágrafo 1º - As demonstrações financeiras da Companhia serão também elaboradas de acordo com os padrões internacionais US GAAP ou IAS GAAP, em reais ou dólares americanos, e deverão ser divulgadas na íntegra, no idioma inglês, acompanhadas do relatório da administração e das notas explicativas.

     Parágrafo 2º - A Companhia e os seus administradores deverão, pelo menos uma vez ao ano, realizar reunião pública com analistas e quaisquer outros interessados, para divulgar informações quanto à sua respectiva situação econômico-financeira, projetos e perspectivas.

     Parágrafo 3º — O lucro líquido do exercício terá obrigatoriamente a seguinte destinação:

     a) 5% (cinco por cento) para a formação da reserva legal, até atingir 20% (vinte por cento) do capital social subscrito;

     b) pagamento de dividendo obrigatório, observado o disposto no artigo 31 deste Estatuto;

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     c) o lucro remanescente, ressalvada deliberação em contrário da Assembléia Geral, será destinado a formação de reserva de reforço de capital de giro, cujo total não poderá exceder o valor do capital social subscrito.

Artigo 30 — A Companhia distribuirá como dividendo, em cada exercício social, no mínimo 25% (vinte e cinco por cento) do lucro líquido do exercício, ajustado nos termos do artigo 202 da Lei n.º 6.404/76.

Artigo 31 — Por deliberação do Conselho de Administração, o dividendo obrigatório poderá ser pago antecipadamente, no curso do exercício e até a Assembléia Geral Ordinária que determinar o respectivo montante; o valor do dividendo antecipado será compensado, com o do dividendo obrigatório do exercício. A Assembléia Geral Ordinária determinará o pagamento do saldo do dividendo obrigatório que houver, bem como a reversão àquela reserva do valor pago antecipadamente.

Artigo 32 — A Companhia levantará balanço semestral em 30 de junho de cada ano e poderá, por determinação do Conselho de Administração, levantar balanços em períodos menores.

     Parágrafo 1º — O Conselho de Administração poderá declarar dividendos intermediários, à conta de lucros apurados no balanço semestral e, observados as disposições legais, à conta de lucros apurados em balanço relativo a período menor que o semestre, ou à conta de lucros acumulados ou reservas de lucros existentes no último balanço anual ou semestral.

     Parágrafo 2º — O Conselho de Administração poderá declarar juros sobre o capital próprio, nos termos do § 7º do artigo 9º da Lei nº 9.249/95 e imputá-los ao pagamento do dividendo mínimo obrigatório.

Artigo 33 — Os dividendos, salvo deliberação em contrário da Assembléia Geral, serão pagos no prazo máximo de 60 (sessenta) dias contados da data da deliberação de sua distribuição e, em qualquer caso, dentro do exercício social.

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Artigo 34 — Nos exercícios em que for pago o dividendo mínimo obrigatório, a Assembléia Geral poderá atribuir ao Conselho de Administração e à Diretoria participação nos lucros, respeitados os limites do § 1º do artigo 152 da Lei nº 6.404/76, cabendo ao Conselho de Administração definir a respectiva distribuição.

Artigo 35 — Os dividendos declarados não renderão juros nem serão corrigidos monetariamente e, se não forem reclamados no prazo de 3 (três) anos, contado do início do seu pagamento, prescreverão em favor da Companhia.

CAPITULO V

DA DISSOLUÇÃO

Artigo 36 — A Companhia se dissolverá nos casos previstos em lei, competindo ao Conselho de Administração determinar o modo de liquidação e nomear o liquidante.

CAPITULO VI

ALIENAÇÃO DE CONTROLE

Artigo 37 — A alienação, direta ou indireta, tanto por meio de uma única operação, como por meio de operações sucessivas, do controle da Companhia para terceiros somente poderá ser contratada, sob a condição, suspensiva ou resolutiva, de que o terceiro adquirente se obrigue a fazer oferta pública de aquisição das ações dos demais acionistas minoritários, no prazo máximo de 90 dias, assegurando-lhes tratamento igualitário àquele dado ao bloco de controle alienante, e observando-se, no mais, os procedimentos estabelecidos pela Bolsa de Valores de São Paulo e pela Comissão de Valores Mobiliários.

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Parágrafo Único – A Oferta Pública referida no caput deste artigo será exigida, ainda, quando houver cessão onerosa de direitos de subscrição de ações e de outros títulos ou direitos relativos a valores mobiliários conversíveis em ações, que venha a resultar na alienação do controle da Companhia e, em caso de alienação de controle de sociedade que detenha o poder de controle da Companhia, sendo que, neste caso o acionista controlador alienante ficará obrigado a declarar à BOVESPA o valor atribuído à Companhia nessa alienação e anexar documentação que comprove esse valor.

Artigo 38 – A oferta pública prevista no caput do artigo 37 também aplicar-se-á caso o adquirente do controle já seja acionista da Companhia, e venha, por meio de aquisições sucessivas, a adquirir seu controle acionário. Nesta hipótese, o adquirente deverá ressarcir os acionistas de quem tenha comprado ações em bolsa nos 6 (seis) meses anteriores à data de alienação, a quem deverá pagar a diferença entre o preço pago ao acionista controlador alienante e o valor pago em bolsa, devidamente atualizado.

     Parágrafo Único – O acionista controlador, quando de eventual alienação do controle da Companhia, não transferirá a propriedade de suas ações enquanto o comprador não subscrever o termo de anuência dos controladores ao contrato de participação no Novo Mercado da Bolsa de Valores de São Paulo celebrado pela Companhia, pelo qual se comprometerão a cumprir as regras ali constantes. Da mesma forma, os administradores da Companhia não registrarão qualquer transferência de ações para o comprador enquanto referido termo não for subscrito.

CAPITULO VII

CANCELAMENTO DE REGISTRO DE COMPANHIA ABERTA

Artigo 39 – Sem prejuízo das disposições legais e regulamentares, o cancelamento de registro da Companhia como companhia aberta perante a Comissão de Valores Mobiliários – CVM deverá ser precedido de oferta pública de aquisição de ações e deverá

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ter como preço mínimo, obrigatoriamente, o valor da companhia e de suas ações que vier a ser determinado em laudo de avaliação por empresa especializada, mediante a utilização do Valor Econômico das ações como critério de apuração do preço justo das ações em circulação da Companhia , na forma do § 4º do artigo 4º da Lei n.º 6.404/76, por meio da utilização de metodologia reconhecida ou com base em outro critério que venha a ser definido pela CVM.

     Parágrafo 1º - Obedecidos os demais termos do Regulamento de Listagem do Novo Mercado da Bolsa de Valores de São Paulo, deste Estatuto Social e da legislação vigente, a oferta pública para cancelamento de registro poderá prever também a permuta por valores mobiliários de outras companhias abertas, a ser aceita a critério do ofertado.

     Parágrafo 2º - O cancelamento deverá ser precedido de Assembléia Geral Extraordinária em que se delibere especificamente sobre tal cancelamento.

Artigo 40 – Caso o laudo de avaliação a que se refere o Artigo 39 não esteja pronto até a Assembléia Geral Extraordinária convocada para deliberar sobre o cancelamento do registro de companhia aberta, o acionista controlador, ou grupo de acionistas que detiver o poder de controle da Companhia, deverá informar nessa assembléia o valor por ação ou lote de mil ações pelo qual formulará a oferta pública.

     Parágrafo 1º - A oferta pública ficará condicionada a que o valor apurado no laudo de avaliação a que se refere o Artigo 39 não seja superior ao valor divulgado pelo acionista controlador, ou grupo de acionistas que detiver o poder de controle da Companhia, na assembléia referida no caput deste artigo.

     Parágrafo 2º - Caso o valor das ações determinado no laudo de avaliação seja superior ao valor informado pelo acionista ou grupo de acionistas que detiver o poder de controle, a deliberação referida no caput deste artigo ficará automaticamente cancelada, devendo ser dada ampla divulgação desse fato ao mercado, exceto se o acionista que detiver o poder de controle concordar expressamente em formular a oferta pública pelo valor apurado no laudo de avaliação.

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Artigo 41 – O laudo de avaliação deverá ser elaborado por empresa especializada, com experiência comprovada e independência quanto ao poder de decisão da Companhia, seus administradores e/ou acionista controlador, bem como satisfazer os demais requisitos legais. Os custos incorridos com a elaboração do laudo serão arcados pelo acionista ou grupo de acionistas que detiver o poder de controle.

CAPITULO VIII

SAÍDA DO NOVO MERCADO

Artigo 42 - Caso os acionistas da Companhia reunidos em Assembléia Geral Extraordinária deliberem a saída da Companhia do Novo Mercado da Bolsa de Valores de São Paulo, o acionista, ou grupo de acionistas que detiver o poder de controle da Companhia, deverá realizar uma oferta pública de aquisição de ações, apurado com base no valor econômico das ações de emissão da Companhia, (i) no prazo de 90 (noventa) dias, de forma que suas ações sejam registradas para negociação fora do Novo Mercado, ou (ii) no prazo de 120 (cento e vinte dias) contado da data da Assembléia Geral dos acionistas da Companhia que aprovar a operação de reorganização societária, na qual as ações da companhia resultante de tal reorganização não sejam admitidas para negociação no Novo Mercado.

     Parágrafo Único – A oferta pública prevista neste artigo observará no que for cabível as regras da oferta pública para cancelamento de registro de companhia aberta perante a CVM, regulada nos artigos 39, 40 e 41 acima.

CAPITULO IX

TRANSAÇÕES COM PARTES RELACIONADAS

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Artigo 43 – A Companhia divulgará ao mercado em geral, na forma da regulamentação em vigor, informações completas de todo e qualquer contrato celebrado entre a Companhia e sua(s) sociedade(s) controlada(s) e coligada(s), seus administradores, seu acionista controlador, e ainda, entre a Companhia e sociedade(s) controlada(s) ou coligada(s) dos administradores e do acionista controlador, assim como com outras sociedades que com qualquer dessas pessoas integre um mesmo grupo de fato ou de direito, sempre que for atingido, num único contrato ou em contratos sucessivos, com ou sem o mesmo fim, em qualquer período de um ano, valor igual ou superior a R$ 200.000,00 (duzentos mil reais) ou valor igual ou superior a 1% (um por cento) sobre o patrimônio líquido da Companhia, considerando-se aquele que for maior.

CAPITULO X

JUÍZO ARBITRAL

Artigo 44 – A Companhia, o acionista controlador, os administradores e membros do Conselho Fiscal da Companhia comprometem-se a resolver todas e quaisquer disputas e controvérsias decorrentes ou relacionadas a este Estatuto Social, ao Regulamento de Listagem do Novo Mercado, às disposições da Lei das Sociedades Anônimas, às normas editadas pelo Conselho Monetário Nacional, pelo Banco Central do Brasil e pela Comissão de Valores Mobiliários, aos regulamentos da Bolsa de Valores de São Paulo e às demais normas aplicáveis ao funcionamento do mercado de capitais em geral, por arbitragem. A arbitragem será conduzida pela Câmara de Arbitragem do Mercado instituída pela Bolsa de Valores de São Paulo.

CAPÍTULO XI

DISPOSIÇÕES FINAIS

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Artigo 45 — A Companhia observará os acordos de acionistas, arquivados na sua sede, que dispuserem sobre as restrições à circulação de ações, preferência para adquiri-las, o exercício de voto, ou do poder de controle, nas Assembléias Gerais e nas Reuniões do Conselho de Administração, cumprindo-lhe fazer com que (i) a instituição financeira depositária os anote no extrato da conta de depósito fornecido ao acionista; e (ii) o Presidente da Reunião do Conselho de Administração ou a mesa diretora da Assembléia Geral, conforme o caso, recuse a validade de voto proferido contra suas disposições.

Artigo 46 - Os valores monetários referidos no Artigo 18 deste Estatuto serão corrigidos, no início de cada exercício social, com base na variação do IGP-M da Fundação Getúlio Vargas ocorrida no exercício anterior; e, na falta deste, por outro índice publicado pela mesma Fundação que reflita a perda do poder de compra da moeda nacional ocorrida no período.

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BYLAWS OF CPFL ENERGIA S. A .

CHAPTER I

NAME, OBJECT, REGISTERED OFFICE AND DURATION

Article 1 — CPFL ENERGIA S.A. shall be governed by these Bylaws and the applicable legislation.

Article 2 — The Company has as its Corporate Object to:

     (a) foster enterprises in the electricity generation, distribution, transmission and sale industry and related activities;

     (b) provide services in electricity, telecommunications and data transmission transactions, as well as provide technical, operating, administrative and financial support services, especially to affiliated or subsidiary companies;

     (c) hold interest in the capital of other companies engaged in activities similar to the ones performed by the Company, especially companies having as object fostering, building, setting up and commercially operating projects for the electricity generation, distribution, transmission and sale and related services.

Article 3 — The Company, with its registered office and jurisdiction in the city of São Paulo, State of São Paulo, may open and close down branches, agencies, offices or representations in any places of the national territory or abroad, by resolution of the Board of Directors.

Article 4 — The duration term of the Company is undetermined.

CHAPTER II

CAPITAL STOCK, SHARES AND SHAREHOLDERS

Article 5 — The subscribed and paid in capital is of three billion, three hundred and ninety-seven million, three hundred and eighty-six thousand, four hundred and twelve reals and sixty-nine cents (R$ 3,397,386,412.69) divided into four hundred eleven million, eight hundred sixty-nine thousand, seven hundred ninety-seven (411,869,797) common, book-entry shares with no par value.

     Paragraph 1 — The capital stock may be increased, pursuant to art. 168 of Law No. 6,404/76, by issuing up to five billion (5,000,000,000) common shares.

     Paragraph 2 – Up to the limit of the authorized capital, shares, debentures convertible into shares or subscription bonuses may be issued upon resolution of the Board of Directors, irrespective of amendment to the Bylaws. The term for the exercise of

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

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preemptive rights in the context of capital increases by means of private subscriptions shall not be shorter than thirty (30) days. The Company may issue shares, debentures convertible into shares or subscription bonuses to be sold in stock exchanges or by means of public subscriptions or in exchange for shares in the context of tender offers aimed at acquiring control with or without the exercise of preemptive rights or with a reduced term for the exercise of preemptive rights, subject to the approval of the Board of Directors, pursuant to the provisions of Article 172 of Law 6,404/76. In the context of issuances of shares, debentures convertible into shares or subscription bonuses for public or private subscription, the Board of Executive Officers, by notice published in the press, shall inform the shareholders of the resolution of the Board of Directors to increase the capital stock, informing all the characteristics and conditions of the issue as well as the term for the exercise of the preemptive right, if any.

     Paragraph 3 — The Board of Directors shall set the price and the number of shares to be subscribed, as well as the time limit and conditions to subscribe and pay up, except for the payment in property, which shall depend on the approval by the Shareholders Meeting, in accordance with the Law.

     Paragraph 4 – The shares shall be paid in at sight.

     Paragraph 5 — The shareholder who fails to pay in the subscribed shares, in the form of subscription bulletin or of call, shall be declared, for all legal purposes, in default and shall pay the Company interest at one percent (1%) per month or fraction thereof, from the first (1st) day as of the failure to perform the obligation, adjusted for inflation as allowed by law added by a fine equivalent to ten per cent (10%) of the amount in arrears and not paid up.

     Paragraph 6 – By resolution of the Board of Directors, the Company may acquire shares issued by it for purposes of cancellation or to be kept as treasury shares, determine that they will be sold or placed again on the market, with due regard to the rules issued by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) and other applicable legal provisions.

     Paragraph 7 – The shares are indivisible as to the Company and each share shall entitle to one (01) vote in the Shareholders Meetings.

     Paragraph 8 — The Company, by resolution of the Board of Directors, shall retain book-entry shares services with a financial institution authorized by the CVM to provide such services.

Article 6 — Within the limit of the authorized capital, the Company may grant share purchase options to its managers and employees, or individuals providing services to the Company or to companies controlled by the Company, without the right of first refusal to the shareholders, based on plans approved by the Shareholders Meeting.

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

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Article 7 — The Company may issue debentures, convertible into shares or not, which shall entitle their holders to credit rights against it, in the conditions that, by recommendation of the Board of Directors, are approved by the Shareholders Meeting. The rule of Paragraph 2, Article 5, in fine, shall apply to the issue of debentures convertible into shares.

     Sole Paragraph – Pursuant to provision in Paragraph 1, Article 59, of Law No. 6,404/76, the Board of Directors may resolve on the issue of simple debentures, not convertible into shares and without security interest.

Article 8 — It is prohibited to the Company to issue preferred shares or beneficiary parts.

CHAPTER III

THE BODIES OF THE COMPANY

Article 9 — The bodies of the Company are:

     I — the Shareholders Meeting;

     II – the Board of Directors;

     III — the Board of Executive Officers;

     IV – the Fiscal Council.

SECTION I

The Shareholders Meeting

Article 10 — The Shareholders Meeting shall meet ordinarily by April 30 of each year, pursuant to the law, in order to:

     a) take the management accounts referring to the last fiscal year;

     b) examine, discuss and vote the financial statements, accompanied by the opinion of the Fiscal Council;

     c) resolve on the allotment of the net profit of the fiscal year and distribution of dividends;

     d) elect the effective and deputy members of the Fiscal Council;

     e) elect the members of the Board of Directors; and

     f) set the global fees of the members of the Board of Directors and of the Board of Executive Officers, as well as the fees of the Fiscal Council.

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

Article 11 — The Shareholders Meeting shall meet extraordinarily whenever called by the Board of Directors, by the Fiscal Council, or by shareholders, in accordance with the Law.

     Sole Paragraph - In addition to the matters under its responsibilities provided in the law and in these Bylaws, the Extraordinary Shareholders Meeting shall approve:

a)	The cancellation of the registration as a Publicly-Held Company with the CVM;

b)	the withdrawal from the New Market (“New Market”) of the São Paulo Stock Exchange (Bolsa de Valores de São Paulo - Bovespa);

c)	the election of a specialized company responsible for determining the economic value of the Company for the purposes of the public offering provided in Chapters VII and VIII of these Bylaws, from a list with three companies named by the Board of Directors;

d)	plans for the granting of share purchase options to members of management and employees of the Company and companies directly or indirectly controlled by the Company without the exercise of preemptive rights by the shareholders.

Article 12 - The Shareholders Meetings shall be chaired by the Chairman of the Board of Directors, or his deputy, who shall elect the Secretary.

Article 13 — The shareholders may be represented in the Shareholders Meetings by a proxy, constituted pursuant to Paragraph 1, art. 126, of Law No. 6,404/76, provided that the proxy document has been deposited at the registered office no later than twenty-four (24) from the time scheduled to hold the Shareholders Meeting.

SECTION II
The Board of Directors

Article 14 — The Board of Directors shall be composed of at least twelve (12) and not more than fourteen (14) members, elected by the Shareholders Meeting.

     Paragraph 1 — The Board of Directors shall have a Chairman and a Deputy Chairman, elected by its members in the first meeting that takes place after the election of the members of the Board of Directors.

     Paragraph 2 — The Shareholders Meeting may elect deputy members for the Board of Directors who will substitute the respective effective member(s) of the Board of Directors in his(their) absences or occasional impediments.

Article 15 – The members of the Board of Directors shall have a unified term of office of one (1) year, reelection admitted.

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

     Sole Paragraph – Upon termination of the term of office, the members do Board of Directors shall remain in their positions until their successors take office.

Article 16 — The members do Board of Directors shall be vested in their respective offices upon signing the proper term, drawn up in the book of minutes of the Board of Directors, as well as the term of consent to the agreement to join the New Market of the Bovespa executed by the Company, by means of which they commit to comply with the rules set forth therein at the time the Company adheres to the New Market.

Article 17 – In the event of any vacancy in the Board of Directors, it shall be taken pursuant to the Law, with due regard to provisions of the Shareholders Agreements filed at the registered office.

     Paragraph 1 – The Chairman of the Board of Directors shall be substituted, in his temporary impediments, by the Deputy Chairman or, in his absence, by another Member of the Board of Directors that he may indicate and, if there is no such indication, as elected by the other members of the Board of Directors.

     Paragraph 2 – In the event the position of Chairman of the Board of Directors is vacant, the Deputy Chairman shall take the position until the Board of Directors appoints the new Chairman and the deputy shall perform his duties for the remaining term.

Article 18 — The duties of the Board of Directors are to:

a) elect the Chief Executive Officer and the other Executive Officers, and it may remove them at any time, setting the monthly individual remuneration, with due regard to the global amount established by the Shareholders Meeting;

b) set the general business guidelines of the Company, previously approving its business policies, projects, annual budgets and five-year business plan, as well as their annual revisions;

c) supervise the management of the Executive Officers, examining at any time the minutes, books and documents of the Company, requesting through the Chairman, information about contracts executed, or about to be executed, and any other acts;

d) call the Shareholders Meeting, whenever it deems convenient, or in the cases the call is determined by law or by these Bylaws;

e) express its opinion on the Management’s Report, the accounts of the Board of Executive Officers and the financial statements, define the dividend policy and recommend to the Shareholders Meeting the allotment of the net profit of each fiscal year;

f) approve the retaining of depositary institutions for the rendering of book entry shares services;

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

g) resolve on the capital increase and the issue price of the Company’s shares and subscription bonuses, in accordance with the provisions in these Bylaws;

h) resolve on the conditions and opportunity to issue the debentures contemplated in items VI to VIII, Article 59, of Law No. 6,404/76, as provided in Paragraph 1 of the same Article;

i) resolve on the conditions to issue promissory notes for public distribution according to the terms of the legislation in force;

j) resolve on the election and/or removal of the independent auditors of the Company;

k) resolve on the taking of loans or debt assumption resulting in the Company’s indebtedness beyond the limits provided in the annual budget or five-year plan;

l) select three entities qualified to determine the economic value of the Company for the purposes of the tender offers contemplated by Chapters VII and VIII of these Bylaws;

m) resolve on the acquisition, disposal or lien of any fixed assets in an amount equal to or higher than twenty million reals (R$ 20.000.000,00);

n) authorize the acquisition of shares issued by the Company for cancellation purposes or to be kept as treasury shares;

o) authorize the prior and express execution of agreements by the Company with shareholders or persons controlled by them or affiliated or associated companies, directly or indirectly, in an amount higher than five million reals (R$ 5.000.000,00);

p) previously and expressly approve the execution of contracts of any nature in a global amount higher than twenty million reals (R$ 20.000.000,00), even if concerning expenses provided in the annual budged or in the five-year business plan ;

q) express its opinion on the matters that the Board of Executive Officers submits to its resolution or to be submitted to the Shareholders Meeting;

r) resolve on the incorporation and winding up of subsidiary companies and on the acquisition or disposal of interest in other companies;

s) resolve on any change in the Company’s human resources policy that may have a substantial impact on the costs;

t) call for examination, at any time, any matter in connection with the Company’s business, even if not comprised in the listing of this Article, and hand down a decision for mandatory performance by the Board of Executive Officers;

u) establish any type of guarantee by the Company, in business concerning its interests and activities, in an amount equal to or higher than twenty million reals (R$

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

20.000.000,00); or establish any guarantee by the Company to the benefit of or in favor of third parties, in any amount;

v) declare dividends to the profit account as calculated in the semi-annual balances or balances prepared for shorter periods, to the account of accumulated profits or of profit reserves pursuant to the legislation in force, as well as declare interest on own capital;

w) resolve on the establishment of Committees to advise it on the resolution of specific matters within the scope of its duties;

x) approve the internal regulation of the Board of Directors and Committees to be established;

y) approve and submit to the Shareholders Meeting a plan for the granting of share purchase options to members of management and employees of the Company and companies directly or indirectly controlled by the Company;

z) previously approve any amendment to a concession contract executed by the Company or any company controlled by it;

aa) approve the Company’s annual calendar of events, in accordance with the Regulation of the Bovespa New Market;

ab) exercise the other powers conferred upon it by the law or by these Bylaws; and

ac) resolve on any silent cases in these Bylaws and perform other duties that the law, or these Bylaws do not assign to another body of the Company.

     Paragraph 1 – The meetings of the Board of Directors shall be held at least once a month, they may however be held more frequently if the Chairman of Board of Directors so requests, by his own initiative or at the request of any of its member, validly resolving with the presence of the majority of the board members (with the mandatory presence among them of the Chairman or Deputy Chairman) and by the vote of the majority of those in attendance.

     Paragraph 2 — The meetings do Board of Directors shall be called at least ten (10) days in advance by call sent by the Chairman of the Board of Directors, indicating the agenda and accompanied by the supporting documents that may be necessary.

     Paragraph 3 – In the event of evident urgency, the meetings of the Board of Directors may be called with notice shorter than as provided in Paragraph 2 above.

     Paragraph 4 – In the event of a tie, the Chairman of the Board of Directors and, in his absence, the Deputy Chairman shall have, in addition to the regular vote, the casting vote.

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

     Paragraph 5 — The meetings of the Board of Directors may be held irrespective of call with the presence of all its members.

     Paragraph 6 – In the event there is no quorum on first call, the Chairman shall call a new meeting of the Board of Directors, which may be instated on second call – to be made at least seven (7) days in advance —, with the presence of any number of members. The matter that is not included in the agenda of the original meeting of the Board of Directors may not be discussed on the second call, except with the presence of all the members of the Board of Directors and with their express agreement with the new agenda.

SECTION III

The Board of Executive Officers

Article 19 — The Board of Executive Officers shall be composed of six members, one of them to act as Chief Executive Officer, one as Strategy and Regulation Executive Officer, one as Finance Executive Officer, who shall also perform the duties of Executive Officer for Relations with Investors, one as Power Management Executive Officer, one as Power Distribution Executive Officer, and one as Power Generation Executive Officer.

     Sole Paragraph – The respective duties of the members of the Board of Directors are:

a) of the Chief Executive Officer, to conduct all the businesses and the general management of the Company and to perform the other duties that are assigned to him by these Bylaws, by the Board of Directors and further, as its exclusive duty, to:

     (i) call and chair the meetings of the Board of Executive Officers;

     (ii) grant leave to the members of the Board of Executive Officers and appoint their substitutes;

     (iii) conduct the corporate administration and management, acting as supervisor and giving instructions to the other Executive Officers;

     (iv) recommend to the Board of Directors the areas of each Executive Officer;

     (v) make decisions of an urgent nature within the scope of duties of the Board of Executive Officers, ad referendum of the latter;

     (vi) represent the Company in the shareholders meetings and/or quotaholders meetings of companies where the Company holds an interest, or appoint an Executive Officer or attorney-in-fact to do so;

     (vii) receive service of process and represent the Company in court or outside it, or appoint an Executive Officer to do so;

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

b) of the Strategy and Regulation Executive Officer, to conduct and lead the Company’s corporate strategy development, coordinating the corporate planning and regulating the management processes, including the follow up of the updates in the electric industry regulations; and to assess the potential as well as to plan the development of new businesses of electricity generation and distribution and related or complementary activities;

c) of the Finance Executive Officer, to conduct and lead the administration and management of the financial activities of the Company and its controlled companies, including the investment analysis and definition of risk limits, recommending and undertaking loan and financing operations, treasury operations, financial and tax planning and control, and the management of activities pertaining to the Company’s Accounting and that of its controlled companies, also with the duty to act as representative of the Company in the relations with investors and the capital market;

d) of the Power Management Executive Officer, to conduct the Company’s power sale operations, planning and carrying out the power purchase and sale operations, with due regard to the adequate risk management; to develop and offer aggregated value services to major customers;

e) of the Power Distribution Executive Officer, to conduct the electric power distribution business, approve the drafting and accomplishment of technical and business policies and procedures to serve consumers, to be in charge of the planning, operation and maintenance of the electric system, the engineering and asset management of the Company and its controlled companies, with due regard to the adequate standards of business profitability and quality as defined by the Granting Authority; also with the duty to recommend and manage the investments in connection with the power distribution business; and

f) of the Power Generation Executive Officer, to conduct the electricity generation business, answering for the operations of the affiliated and subsidiary companies engaged in this area; to recommend, examine, evaluate, plan and implement new projects and investments in electricity generation that are in line with the strategic planning of the Company and its controlled companies.

Article 20 – The term of office of the members of the Board of Executive Officers shall be of three (3) years, reelection admitted.

     Sole Paragraph – Once the term of office expires, the members of the Board of Executive Officers shall remain in their offices until their successors take office.

Article 21 — The members of the Board of Executive Officers shall be vested in their respective offices by signing the proper term, drawn up in the book of the meetings of Board of Executive Officers, as well as of a term of consent to the agreement to participate of the Bovespa New Market executed by the Company, by means of which they commit to comply with the rules set forth therein in respect of the adhesion of the Company to the New Market.

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

Article 22 — In the event of vacancy of any of the Executive Officer positions, the Chief Executive Officer shall appoint, among the other Executive Officers, the one to accumulate the duties of the vacant position until the substitute is elected by the Board of Directors. In the event of vacancy of the position of Chief Executive Officer, the Chairman of the Board of Directors — or, in case of his impediment, the Finance Executive Officer, shall perform his duties until the substitute is elected.

     Paragraph 1 – The Chief Executive Officer, during his temporary impediments shall be substituted by another Executive Officer to be appointed by the Board of Directors.

     Paragraph 2 – In the event of absence or temporary impediment, the other Executive Officers shall be substituted by another Executive Officer of the Company, appointed by the Chief Executive Officer.

Article 23 — The duties of the Board of Executive Officers are to:

     I – Perform all acts necessary to the regular operation of the Company;

     II – Submit to the Board of Directors the Company Policies and Strategies;

     III – Submit to the Board of Directors any proposal for a capital increase or amendment to the Bylaws;

     IV – Recommend to the Board of Directors the acquisition, disposal, or lien of the Company’s property, whether real estate or chattels, establishing security interest and providing guarantees in operations of the Company’s interest;

     V – Recommend to the Board of Directors an annual calendar, informing the scheduled corporate events and containing at least the information set out in the Bovespa New Market Regulation;

     VI- Recommend to the Board of Directors the five-year plan, as well as its annual revisions and the annual budget.

Article 24 — The Board of Executive Officers shall meet upon call of the Chief Executive Officer, with the majority of its members.

     Sole Paragraph – The decision of the Board of Executive Officers shall be made by the majority of the votes of the members in attendance and the Chief Executive Officer shall have the casting vote in case of a tie.

Article 25 – All the acts, agreements or documents that imply liability to the Company, or release third parties from liability or obligations to the Company, under the penalty of not being effective against it, shall be signed (i) by two (2) Executive Officers; (ii) by one sole Executive Officer, provided that previously authorized by the Board of Directors; (iii) by one Executive Officer jointly with an attorney-in-fact or (iv) by two attorneys-in-fact.

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

     Paragraph 1 – The powers of attorney granted by the Company shall (i) be signed by two (2) Executive Officers, one of them being the Chief Executive Officer; (ii) expressly specify the powers granted; and (iii) state a validity term limited to a maximum of one (1) year, with the exception of the ad judicia powers of attorney, which may be granted for an undetermined period of time.

     Paragraph 2 – With due regard to provisions herein, the Company may be represented by one sole Executive Officer or attorney-in-fact (i) to perform merely administrative routine acts, including before public agencies in general, quasi-governmental agencies, state-owned companies, joint private and public stock companies, Boards of Trade, Labor Courts, the INSS, FGTS and its collecting banks, (ii) at the concessionaires or permissionaires of public utility services, in acts that do not imply the assumption of obligations or the release of third party obligations, (iii) to protect its rights in administrative proceedings or any other proceedings, and to perform tax, labor or social security obligations, (iv) to endorse negotiable instruments for purposes of collection or deposit in bank accounts held by the Company and (v) and to receive summons, service of process, notifications or writs, or further to represent the Company in Court.

     Paragraph 3 — It is prohibited to the Executive Officers and attorneys-in-fact to perform any acts alien to the corporate object as well as, without prior and express consent of the Board of Directors, to give guarantees and/or undertake obligations to the benefit or in favor of third parties, the acts performed in violation of provision herein being without effect as to the Company.

Article 26 – It is the duty of any member of the Board of Executive Officers, in addition to the exercise of the powers and duties assigned by these Bylaws, to perform other functions that may be determined by the Board of Directors.

Article 27 — The Chief Executive Officer may remove any member of the Board of Executive Officers, and shall inform his decision and the reasons supporting it and the removal shall be formalized in the subsequent meeting of the Board of Directors. The duties of the removed Executive Officer, until the appointment of the substitute, shall be performed by the Executive Officer assigned by the Chief Executive Officer.

SECTION IV

The Fiscal Council

Article 28 — The Fiscal Council, with due regard to legal provisions, shall be composed of three (3) to five (5) effective members and an equal number of deputies, with a term of office effective until the Ordinary Shareholders Meeting subsequent to their election, reelection allowed.

     Paragraph 1 — The members of the Fiscal Council shall be vested in their respective offices upon signing the proper term, drawn up in the book of the minutes of the meetings of the Fiscal Council, as well as the term of consent to the agreement to

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

participate in the Bovespa New Market executed by the Company, by means of which they shall commit to comply with the rules set out therein upon the adhesion of the Company to the New Market.

     Paragraph 2 – The fees of the Fiscal Council members shall be set by the Ordinary Shareholders Meeting.

     Paragraph 3 – The duties of the Fiscal Council are the ones set in the law and it shall function permanently.

CHAPTER IV

THE FISCAL YEAR

Article 29 — The fiscal year shall end on December 31 of each year when the corresponding financial statements shall be prepared, noting that quarterly financial statements shall also be prepared, except in the last quarter of each year. All the financial statements shall include the statement of the Company’s cash flow, which shall state, at least, the changes occurring in the cash balance and cash equivalents, broken down in operation, financing and investment flows. The financial statements of the fiscal year, after opinion of the Board of Directors and Fiscal Council, shall be submitted to the Ordinary Shareholders Meeting, together with a proposal for the allotment of the fiscal year result.

     Paragraph 1 - The financial statements of the Company shall further be prepared in accordance with the international US GAAP or IAS GAAP standards, in reals or US dollars, and shall be disclosed in full, in the English language, together with the management report and explanatory notes.

     Paragraph 2 - The Company and its management members, at least once a year, shall hold a public meeting with analysts and any interested parties, to disclose information in respect of its respective economic-financial situation, projects and perspectives.

     Paragraph 3 – The net profit of the fiscal year shall be mandatory allotted as follows:

     a) five per cent (5%) to form the legal reserve, until it reaches twenty per cent (20%) of the subscribed capital stock;

     b) payment of mandatory dividend, with due regard to provision in Article 31 hereof;

     c) the remaining profit, except as otherwise resolved by the Shareholders Meeting, shall be allotted to form the working capital reinforcement reserve, the total of which shall not exceed the amount of the subscribed capital stock.

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

Article 30 — The Company shall distribute as dividend, in every fiscal year, a minimum of twenty-five per cent (25%) of the net profit of the fiscal year, adjusted according to the terms of Article 202 of Law No. 6,404/76.

Article 31 — By resolution of the Board of Directors, the mandatory dividend may be paid in advance, in the course of the fiscal year and until the Ordinary Shareholders Meeting that resolves on the respective amount; the amount of the advanced dividend shall be offset against the mandatory dividend of the fiscal year. The Ordinary Shareholders Meeting shall resolve on the payment of the existing mandatory dividend balance, as well as on the reversal to that reserve of the amount paid in advance.

Article 32 — The Company shall prepare the semiannual balance on June 30 of each year and may, by resolution of the Board of Directors, prepare the balances for shorter periods.

     Paragraph 1 — The Board of Directors may declare intermediary dividends, to the account of profits calculated in the semiannual balance and, with due regard to legal provisions, to the account of profits calculated in the balance for a shorter period than six months, or to the account of accumulated profits or profit reserves existing in the last balance sheet or semiannual balance.

     Paragraph 2 — The Board of Directors may declare interest over the own capital, pursuant to Paragraph 7, Article 9, of Law No. 9,249/95 and allot them to the payment of the minimum mandatory dividend.

Article 33 — The dividends, except as otherwise resolved by the Shareholders Meeting, shall be paid no later than sixty (60) days from the date of the resolution on their distribution and, in any case, within the fiscal year.

Article 34 — In the fiscal years when the minimum mandatory dividend is paid, the Shareholders Meeting may allot to the Board of Directors and to the Board of Executive Officers a profit sharing, with due regard to the limits of Paragraph 1, Article 152, of Law No. 6,404/76, and the Board of Directors shall define the respective distribution.

Article 35 – The dividends that are declared shall neither accrue interest nor be adjusted for inflation and, if they are not claimed within three (30 years from the date the respective payment starts, they shall be time barred in favor of the Company.

CHAPTER V

WINDING UP

Article 36 — The Company shall be winded up in the events provided in the law, and the Board of Directors shall resolve on how the liquidation will take place and appoint the liquidator.

CHAPTER VI

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

DISPOSAL OF CONTROL

     Article 37 – The disposal, directly or indirectly, either by means of a single transaction or by means of a series of transactions, of the Company’s control to third parties may be accomplished, under the condition precedent, with stay or termination effect, that the third party acquiring the control obliges to make a public offering for the acquisition of the shares held by the minority shareholders, within no later than 90 days, provided that such minority shareholders be offered the same conditions offered to the controlling shareholder, with due regard in the other aspects to the procedures established by the Bovespa and the CVM.

Sole Paragraph – The Public Offering referred to in the caption hereof shall be further required in the event of assignment against payment of preemptive rights in the subscription of shares and other instruments or rights in connection with the securities convertible into shares, which comes to result in the disposal of the Company’s control and in the event of disposal of the control of a company holding control of the Company, in which case the controlling shareholders making the disposal shall be obliged to declare to the Bovespa the amount allotted to the Company in such disposal and to attach the documents evidencing such amount.

Article 38 – The public offering contemplated in the caption of Article 37 shall also apply in the event the acquirer of the control is a shareholder of the Company and comes, by means of successive acquisitions, to acquire its shareholding control. In this case, the acquirer shall reimburse the shareholders from which shares were purchased on a stock exchange in the six (6) months prior to the date of the disposal, to whom the acquirer shall pay the difference between the price paid to the controlling shareholder disposing of the shares and the amount paid on the stock exchange, as duly adjusted for inflation.

     Sole Paragraph – The controlling shareholder, on the occasion of any disposal of the Company’s control, shall not transfer the title to his shares while the purchaser has not executed the consent term of the controlling shareholders to the agreement for participation in the Bovespa New Market executed by the Company, by means of which they shall commit to comply with the rules set forth therein. Likewise, the Company’s management members shall not register any transfer of shares to the purchaser while such term is not signed.

CHAPTER VII

CANCELLATION OF REGISTRATION AS PUBLICLY-HELD COMPANY

Article 39 – Without prejudice to legal and regulation provisions, the cancellation of the Company’s registration as a publicly-held company with the CVM shall be preceded by a public offering for the acquisition of shares and shall have as minimum price, mandatory, the value of the Company and of its shares that comes to be determined in the appraisal report by a specialized company using the Economic Value of the shares as the criterion to calculate the fair price of the outstanding shares of the Company, pursuant to Paragraph 4,

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

Article 4, of Law No. 6,404/76, by using an acknowledged methodology or based on another criterion that comes to be defined by the CVM.

     Paragraph 1 – With due regard to the other terms of the New Market Listing Regulation of the Bovespa, these Bylaws and the legislation in force, the public offering for the cancellation of registration may also contemplate the exchange for securities of other publicly-held companies, to be accepted at the discretion of the offered party.

     Paragraph 2 – The cancellation shall be preceded by an Extraordinary Shareholders Meeting that shall resolve specifically on such cancellation.

Article 40 – In the event the appraisal report referred to in Article 39 is not ready by the time the Extraordinary Shareholders Meeting is called to resolve on the cancellation of the publicly-held company registration, the controlling shareholder, or shareholders group holding the control of the Company, shall inform such meeting of the value per share or lot of one thousand shares at which the public offering shall be accomplished.

     Paragraph 1 – The public offering shall be conditioned to the value calculated in the appraisal report referred to in Article 39 not being higher than the value disclosed by the controlling shareholder, or shareholders group that holds the Company’s control, in the meeting referred to in the caption of this Article.

     Paragraph 2 – In the event the value of the shares as determined in the appraisal report is higher than the value informed by the shareholder or shareholders group that holds the control, the resolution referred to in the caption hereof shall be automatically cancelled, and such fact shall be fully disclosed to the market, except if the shareholder who holds control expressly agrees to carry out a public offering at the value calculated in the appraisal report.

Article 41 – The appraisal report shall be prepared by a specialized company, with proved experience and independence as to the decision-making power of the Company, its management members and/or controlling shareholder, and shall further meet the other legal requirements. The costs incurred with preparing the report shall be borne by the shareholder or shareholders group holding the control.

CHAPTER VIII

WITHDRAWAL FROM THE NEW MARKET

Article 42 – In the event the Company’s shareholders in an Extraordinary Shareholders Meeting resolve for the withdrawal of the Company from the Bovespa New Market, the shareholder, or shareholders group holding the Company’s control, shall carry out a public offering for the acquisition of the shares, calculated based on the economic value of the shares issued by the Company, (i) within ninety (90) days so that the shares are registered for trading outside the New Market, or (ii) within one hundred and twenty (120) from the date of the Company’s Shareholders Meeting that approves the corporate reorganization

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

operation, when the Company shares resulting from such reorganization shall not be admitted for trading on the New Market.

     Sole Paragraph – The public offering provided herein shall abide, as applicable, by the public offering rules for cancellation of the publicly-held company registration with the CVM, governed by Articles 39, 40 and 41 above.

CHAPTER IX

TRANSACTIONS WITH ASSOCIATED PARTIES

Article 43 – The Company shall disclose to the market in general, according to the regulation in force, complete information about all and any agreement executed by the Company and its affiliated and subsidiary company(ies), its management members, its controlling shareholder, and further between the Company and affiliated or subsidiary company(ies) of the management members and the controlling shareholder, as well as with other companies that integrate the same group in fact or in law with any of these persons, whenever one sole agreement or successive agreements, with or without the same purpose, in any period of one year, reach an amount equal to or higher than two hundred thousand reals (R$ 200.000,00) or an amount equal to or higher than one percent (1%) over the Company’s net worth, considering the one that is higher.

CHAPTER X

ARBITRATION

Article 44 – The Company, the controlling shareholder, the management members and the Fiscal Council members commit to settle all and any disputes and controversies arising out of these Bylaws, the New Market Listing Regulation, the legal provisions of the Brazilian Corporation Law, the rules issued by the Brazilian Monetary Council, the Central Bank of Brazil and the CVM, the Bovespa regulations and the other rules applicable to the functioning of the capital market in general, by arbitration. The arbitration shall be conducted by the Market Arbitration Chamber established by the Bovespa.

CHAPTER XI

FINAL PROVISIONS

Article 45 — The Company shall abide by the Shareholders Agreements, filed at its registered office, which provide for restrictions to the outstanding shares, right of first refusal in the acquisition thereof, exercise of vote, or control power, in the Shareholders Meetings and in the meetings of the Board of Directors, and shall cause (i) the depositary financial institution to annotate them in the deposit account statement furnished to the shareholder; and (ii) the Chairman of the Meeting of the Board of Directors or the presiding officers of the Shareholders Meeting, as the case may be, to refuse the validity of vote against its provisions.

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001-93 — NIRE No. 35 300 186 133

Article 46 – The monetary values referred to in Article 18 of these Bylaws shall be adjusted for inflation, in the beginning of each fiscal year, based on the IGP-M variation announced by Fundação Getúlio Vargas that occurred in the previous fiscal year; and in the absence thereof, by another index to be published by the same Fundação reflecting the same loss of purchase power of the national currency that occurred in the period.

Exhibit I to the Minutes of the Special Shareholders´ Meeting held on August 13, 2004.